EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement"), dated as of
November 18, 1997 is by and between Purina Mills, Inc., a
Delaware corporation ("Company") and David L. Abbott
("Executive").

                            RECITAL

      It is the intent and purpose of the parties to specify in this Agreement the terms and conditions of Executive's employment with the Company and the means of using his expertise for the benefit of the Company.

      NOW, THEREFORE, in consideration of the promises and premises contained herein, the parties agree as follows:

1. Term. Company hereby employs Executive in the capacities set forth in Section 2. hereof, and Executive hereby accepts employment with the Company in accordance with the terms and conditions set forth herein for an initial term of three (3) years beginning November 18, 1997. Executive's employment hereunder shall automatically be renewed under the same terms and conditions for successive terms of two
      (2) years unless written notice of intent not to renew is given by either party to the other not less than ninety
      (90) days prior to the expiration of the original term or any renewal term then in effect. If the Company elects not to renew or to terminate this Agreement, such action shall constitute termination without cause as described in
      Section 7.

2. Duties and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company, with those powers and duties as set forth in the By-Laws of the Company as they may from time to time be modified by the Board of Directors of the Company. Executive shall also serve as President and Chief Executive Officer of the Company's parent corporation, PM Holdings Corporation. Upon the reasonable request of the Company, Executive agrees to perform in various additional capacities, including officerships and directorships, in the Company and/or the Company's "Affiliates" as hereinafter defined. The parties agree that the services of Executive respecting the


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      Company and its Affiliates (including PM Holdings
      Corporation) shall be performed on behalf of the Company, and that for all purposes Executive will be an employee of the Company alone and that this Agreement alone shall govern and control any and all employment relationships between Executive and the Company, its divisions, subsidiaries, parent corporation or entities under contract with the Company ("Affiliates").

3.    Compensation and Benefits.

      3.1. The compensation and other benefits payable to Executive under this Agreement shall constitute the minimum consideration to be paid to Executive for all services to be rendered by him on behalf of the Company or its affiliates during the term of this contract or any extension thereof.

      3.2. Executive shall be compensated and shall have the minimum benefit as described in Exhibit A, which shall not be modified without mutual consent of Executive and Company. Executive shall also participate in all incentive programs or option programs that may subsequently become available so long as he is in this capacity. Executive's base salary and target annual bonus shall be reviewed at least annually and may be increased prospectively by the Board of Directors on the basis of performance evaluation.

4. Conflicts of Interest. Executive shall, during the term of this Agreement, devote his full time, attention, energies and business efforts to his duties hereunder. He shall not without the express written consent of the Company actively engage in any other business activity whatsoever or contract or "self-deal" directly or indirectly with the Company or its Affiliates.

5.    Non-Disclosure and Non-Competition.

      5.1. Executive recognizes and acknowledges that he will have access to certain confidential information and trade secrets of the Company and its Affiliates
           ("Confidential Information"). Such


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           Confidential Information includes, but is not limited
           to: customer names; products purchased by customers; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; information relating to confidential or secret designs, processes, formulae, plans, devices or materials; confidential information and trade secrets relating to the manufacture, distribution and marketing of products; patents pending; confidential characteristics of the products; customer comments; troubleshooting requirements; product development; market development; manuals; management, accounting and reporting systems, procedures and programs; sales employee compensation information, plans and programs; marketing and financial analysis, plans, research, programs and related information and data; forms, agreements and legal documents; regulatory and supervisory reports; correspondence; dealer and distribution matters; information regarding raw materials and supplies; information regarding present and proposed investments, joint ventures and acquisitions; financing and financial matters; dealer financing information; financial statements; corporate books and records; and other similar information. Executive acknowledges and agrees that this Confidential Information constitutes valuable, special and unique property of the Company. Executive agrees that he will not, at any time during or after the term of this Agreement or his employment with the Company, disclose any Confidential Information to any person, firm, corporation, association, limited liability company, trust or other entity ("Person") for any reason or purpose, except in furtherance of his responsibility as Chief Executive. It is further understood that should Executive no longer be in the employ of the Company for any reason, he shall not disclose any Confidential Information as aforementioned except with written prior approval of the Company.

      5.2. Any and all work product of Executive developed within the scope of Executive's relationship with the Company and its Affiliates shall constitute the property of the Company. This includes, but is not limited to, any copyrightable or patentable


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           product or service. Accordingly, Executive shall not
           have any interest, proprietary or otherwise, in such work product. Moreover, Executive shall not avail himself of personal benefits to the exclusion of the Company and its Affiliates of any duplication, modification or extension of said product. With respect to this clause 5.2 and clause 5.1 above, no territorial boundaries or temporal limitations shall apply.

      5.3. Executive further agrees that during the term of Executive's employment hereunder and for a period of two (2) years immediately following termination of the Executive's employment hereunder he shall not, for himself or on behalf of any other person:

           5.3.1. solicit, accept, divert, or take away from the Company or its Affiliates the business of any Person;

           5.3.2. directly or indirectly induce or attempt to influence any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or any of its Affiliates; or

           5.3.3. engage in any commercial or technical activity in the "Territory" (as defined below) involving the development, formulation, manufacture, production, distribution, marketing or sale of any product or service that the Company or any of its Affiliates or their respective predecessors or successors has or may design, produce, manufacture, distribute, market or sell during the term of Executive's employment with the Company or its predecessors or successors. The "Territory" shall consist of all of the United States and all other countries in which the Company or any of its Affiliates is conducting or may conduct business prior to the termination of Executive's employment hereunder.

      5.4. Executive understands and acknowledges that, due to the unique nature of the products and services of the Company and its

           Affiliates, the limitations as to time and geographic area contained in this Section 5 are reasonable and are not unduly onerous to Executive. Executive therefore agrees that the limitations as to time, geographic area and scope of activity contained in the covenants of this Section 5 do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill and other business interests of the Company and its Affiliates. Executive also agrees that in light of the facts acknowledged above and the substantial economic damages that the Company and its Affiliates would suffer if Executive were to engage in any of the activities described in this Section 5, the Company's need for the protection afforded by this Section 5 is greater than any hardship Executive might experience by complying with its terms.

6.    Termination of Employment Provisions.

      6.1. It is understood and agreed that the termination of employment of Executive for any reason set forth in this Section 6. or for any other reason shall not in any way impair, diminish, extinguish or affect in any manner the rights or obligations of Executive to render full performance of the Covenants and Agreements set forth in section 4. and 5. supra.

      6.2. Termination for Due Cause. The Company or the Executive shall have the right to terminate Executive's services under this Agreement at any time for "due cause," as herein defined, upon giving written notice to the other party setting out the reasons for such termination, such termination to be effective upon the date of delivery of such notice. Termination for "due cause" hereunder shall mean:

           6.2.1. As to Company's Right of Termination:

                  i.   any act of fraud or dishonesty of
                       Executive relating to the business,
                       properties or assets of the Company or any member of PM Holdings Corporation group;
                       or


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                  ii.  the willful misconduct of Executive
                       relating to the business or affairs of the Company or any member of the PM Holdings
                       Corporation group; or

                  iii. Executive's failure or refusal to comply
                       with either the corporate policies of the Company or the express lawful directions of the Board of Directors whether in writing or orally; or

                  iv.  any material breach by Executive of the
                       provisions of this Agreement.

           6.2.2. As to Executive's Right of Termination: Any material breach by Company of the provisions of this Agreement and for those additional reasons as follows:

                  i. The assignment of Executive to duties that are inconsistent with the position held by the Executive.

                  ii.  The removal of Executive from, or any
                       failure to elect or reelect Executive to his current office, except in connection with Executive's promotion, with his prior written consent, to a higher office (if any) with the company.

                  iii. A reduction by the Company in the amount
                       of Executive's base salary without the
                       prior written consent of the Executive.

                  iv.  The discontinuation or reduction by the
                       Company of Executive's participation in
                       any bonus or other employee benefit plan, program, arrangement or policy in which Executive is a participant without the prior written consent of the Executive.

                  v. The relocation, without Executive's prior written consent, of the Company's principal executive offices to a location outside the county in which such offices are currently located.

           6.2.3. Damages: If there shall be a termination for "due cause," the party wronged by such termination shall be entitled to money damages from the other party in such amount as a court of law shall determine to be equivalent to the monetary loss which such wronged party shall have been caused to sustain by reason thereof.

      6.3. Termination by Reason of Death or Disability. This Agreement shall terminate automatically upon the death of the Executive. If by reason of illness, physical or mental disability or other incapacity, Executive shall become unable or shall fail for a period of 120 consecutive days to render the services to be provided by him hereunder, such event shall constitute "due cause" and the Board of Directors of the Company may, at its option, terminate Executive's services under this Agreement upon written notice to Executive, such termination to be effective on the date of delivery of such notice.

      6.4. The Right of Company to Terminate Without Cause.

           6.4.1. The Board of Directors of the Company shall have the right to terminate the employment of Executive hereunder prior to the expiration of the term of this Agreement without cause by delivering to Executive written notice of such termination not less than (ninety) 90 days prior to the effective date of such termination. Upon any termination of the employment of Executive by Company without due cause hereunder, Company shall be obligated to pay to Executive his regular monthly salary until the date of termination along with vacation pay due and not taken. In addition, Company shall pay an amount equal to two (2) full years of the annual base salary then being paid to the Executive under this Employment Agreement, plus the


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                  target bonus amount awarded for the year in
                  which termination takes place. This twenty-four
                  (24) month period shall be computed from the end of the above mentioned ninety (90) day notification requirement.

           6.4.2. Notwithstanding the foregoing, the Company shall have the right at the time of such initial notice of termination, or at any time within such ninety (90) day period, to again notify Executive in writing that his termination shall be effective the date of receipt of such final notice, in which case the date of receipt of such final notice shall be the effective date of termination; provided, however, that Executive shall nonetheless be entitled to receive his regular monthly salary during the aforesaid ninety (90) day period from initial notice of termination. Subsequent to the end of the ninety (90) days, Executive's severance payments as described in 6.4.1. supra shall begin.

           6.4.3. All termination pay under Paragraphs (a) and
                  (b) above shall be paid to Executive monthly in arrears less customary withholdings. Company may, at its own option, agree to spread the total amount over a period longer than two (2) years, upon request of the Executive.

7. Effect of Termination. Upon termination of employment of Executive under this Agreement for any reason, any and all obligations of the Company under this Agreement shall cease immediately upon the effective date of such termination, except for payment of:

      7.1. any amounts of salary which may be due at the point of termination, along with any vacation time accrued to date of termination; and

      7.2. payment of all amounts of salary due under Section 6.
           above; and

      7.3. payment of any obligations the Company may have to Executive under any incentive compensation awards or programs described in the Exhibit to this Agreement, and under any stock option or stock rights programs or other awards also so described. Stock options and stock rights, in the event of termination by the Company without cause, shall be fully vested if in effect at that time. Executive's individual holdings of Purina securities are not impacted by this Agreement, and the provisions of the Purina Registration Rights Agreement shall govern any disposition of these securities. Company shall pay Executive an amount equal to any federal or state income taxes, Social Security taxes or excise taxes that are due and owing by Executive as a result of the accelerated vesting of options under Section
           7.3 of this Agreement; and

      7.4. any obligations the Company may have to Executive under medical coverage: Executive and his spouse and eligible dependents shall continue to participate in Group Executive Medical coverage under the same terms and conditions as Executive participated in such coverage as of date of termination; and

      7.5. any obligations the Company may have to Executive under Group Term Life Insurance: During the Salary Continuation Period, or until Executive is re-employed, Purina shall continue Executive's Group Term Life Insurance coverage under the same terms and conditions as in effect as of date of termination; and

      7.6. any obligations the Company may have to Executive under Disability. During the salary Continuation Period, or until Executive is re-employed, Executive shall continue to participate in the Executive Long Term Disability Option, under the same terms as Executive participated in such option as in effect as of date of termination; and

      7.7. any obligations the Company may have to Executive under Executive Post-Retirement Death Benefit. Beginning on first date of termination, Purina shall continue Executive's Executive Post-Retirement Death Benefit coverage under the same terms and conditions as in effect on date of termination for as long as Executive lives, by purchasing a separate, independent policy to provide such coverage; and

      7.8. During the salary continuation period or until Executive is reemployed, Company shall provide outplacement assistance to Executive at an agreed-upon level as he seeks other employment. Such outplacement assistance shall include reimbursement to Executive for temporary office space, telephone expenses, preparation of resumes and mailing expenses and any other agreed upon outplacement services; and

      7.9. in the event of Executive's death, all payments due
           Executive hereunder shall be made to Executive's designated beneficiary.

8. Notices. Any notice, request, reply, instruction or other communication provided or permitted in this Agreement must be given in writing (including telex) and may be served:

      8.1. by telex; or

      8.2. by depositing same in the mail, country of origination, in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested; or

      8.3. by delivering the notice in person to such party or parties. Notice given by telex shall be effective when sent and the appropriate answerback is received. Notice given by mail shall be effective seventy-two
           (72) hours after its deposit in the mails as provided herein. For purposes of notice, the address of Executive or any administrator, executor or legal representative of Executive or his estate, as the case may be, shall be as follows:

                     David L. Abbott
                     #2 Wheaton Point Court
                     Chesterfield, MO  63005

           The address of the Company shall be:

                     Purina Mills, Inc.
                     1401 S. Hanley Road
                     St. Louis, MO  63144
                     ATTN:  Chairman of the Board
                     Telephone: 314-768-4100
                     Facsimile: 314-768-4188

           The parties shall have the right, from time to time, to change their respective addresses by written notice given ten (10) days prior to the effective date of the change.

9. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Missouri, without reference to the principles of conflict of laws. Jurisdiction with respect to any legal proceeding brought by the Company or its assignee concerning any subject matter contained in this Agreement shall rest in the State of Missouri or in any jurisdiction where Executive resides.

10. Entire Agreement. This Agreement and the agreements referenced herein contain the entire agreement of the parties respecting the subject matter hereof and supersede any prior inconsistent agreements. This Agreement may not be modified or altered orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

11. Remedies, Modification and Separability. The parties agree that Executive's breach of Sections 4. and 5. of this Agreement will result in irreparable harm to the Company and that no adequate remedy at law is available. Executive agrees that upon a breach or violation of any of the provisions of Sections 4. or 5., the Company shall be entitled to injunctive relief in any court of competent jurisdiction. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity available to the Company for the breach or violation or threatened breach or violation. Should a court of competent jurisdiction declare any of the covenants set forth in Section 4. or 5. to be unenforceable due to an unreasonable restriction of duration or geographical area, or otherwise, each of the parties hereto hereby agrees that the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the parties and to award injunctive relief, or damages, or both to which the Company may be entitled. If any covenant, condition or other provision of this Agreement is declared by a court of last resort to be invalid and not binding on the parties, each of the parties agrees that such declaration shall in no way affect the validity of the other and remaining covenants, conditions and provisions of this Agreement. It is also the intention of the parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

12. Assignments. The Company may assign its rights, duties and obligations under this Agreement with the approval or consent of the Executive, which consent will not be unreasonably withheld as long as it does not materially change the nature of this Agreement, the obligations or benefits thereunder. The rights, duties and obligations of the Executive under this Agreement are personal and, therefore, shall not be assigned or transferred by the Executive to another.

13. Effect of Agreement. This Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives, successors and assigns and this Agreement shall be binding upon the Company and its successors and assigns.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver by such party of any subsequent breach by the breaching party.

15. Headings. The paragraph headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one instrument.

      The parties acknowledge that they have read this Agreement, consulted with their respective attorneys of their choice and understand this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

David L. Abbott (Executive)         Purina Mills, Inc. (Company)
 /s/ David L. Abbott
--------------------
                                    By: /s/ Paul F. Cornelsen
                                       ----------------------
                                    Name:  Paul F. Cornelsen
                                    Title: Chairman of the Board

                            Exhibit A
                Current Compensation and Benefits


 1. Direct salary of $310,000 per annum, payable monthly, subject to all appropriate withholdings, and subject to such increases as may be from time to time approved by the Board of Directors of the Company.

 2. Purina Mills, Inc. Savings Investment Plan.

 3. Purina Mills, Inc. Employee Stock Ownership Plan.

 4. PM Holdings Corporation Omnibus Stock and Incentive Plan.

 5. Purina Mills, Inc. Profit Sharing Plan.

 6. Purina Mills, Inc. Capital Accumulation Plan.

 7. Purina Mills, Inc. Supplemental Executive Retirement Plan.

 8. Purina Mills, Inc. Annual Incentive Plan (Target Bonus of
    $150,000 per Annum).

 9. Health and welfare benefits generally available to senior executive officers of the Company.

10. Purina Mills Retirement Plan for Sales, Administrative and
    Clerical Employees.

11. Executive Financial Planning Program.


                             /s/ David L. Abbott
                            -----------------------
                                David L. Abbott


                               November 18, 1997
                            -----------------------
                                     Date


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                          March 11, 1998



David L. Abbott
#2 Wheaton Point Court
Chesterfield, Missouri 63005


           RE:  Employment Agreement


Dear Mr. Abbott:

Reference is made to (i) the Employment Agreement, dated as of November 18, 1997 (the "Employment Agreement"), between Purina Mills, Inc. ("Company") and David L. Abbott ("Executive"), and
(ii) the Agreement and Plan of Merger, dated as of January 9, 1998 (the "Merger Agreement"), among Koch Agriculture Company, Arch Acquisition Corporation and PM Holdings Corporation. Company and Executive hereby agree to amend the Employment Agreement as follows:

As of the Effective Time (as defined in the Merger Agreement), Paragraphs 2-11 (inclusive) of Exhibit A of the Employment Agreement are deleted in their entirety and replaced with the benefits set forth in Exhibit A hereof; provided, however, that Executive's target bonus under the terms of the Employment Agreement following the Effective Time shall remain no less than $150,000 per annum administered and calculated in the same manner as provided for in the Company's Annual Incentive Plan as in effect as of the date of the Merger Agreement. In addition, as of the Effective Time, all other references in the Employment Agreement to employee benefit programs (other than the Capital Accumulation Plans) will be deemed to be replaced with the similar benefit provided for in Exhibit A hereof and, if no such similar benefit is provided, such reference is deleted.

Executive and Company hereby recognize and acknowledge that Executive is a Participant in the Purina Mills, Inc./PM Holdings Corporation Severance Program for Key Employees (the "Severance Program") which provides for certain benefits to key employees of Company upon termination of their employment under certain circumstances. Executive and Company hereby agree that, in the event Executive is entitled to receive benefits under the Severance Program, Executive shall not receive any benefits under Sections 4(a)(1) and 4(b)(1) of the Severance Program but shall otherwise be entitled to any and all other benefits set forth in the Severance Program to which Executive is entitled pursuant to the terms of the Severance Program.

In the event that any amounts payable to Executive under the Employment Agreement (as amended) would be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, then Company and Executive shall endeavor in good faith to reduce or eliminate the amount of any such excise tax. If, after such efforts, any excise tax remains to be paid, Company shall pay to Executive an amount, which after reduction for any income, excise or employment taxes on such amount, would equal the amount of such excise tax.

Except as provided above, the Employment Agreement will remain in full force and effect as of and after the Effective Time. Please indicate your agreement and consent to the above by signing the enclosed copy of this letter in the space provided and return the signed copy to Purina Mills, Inc., 1401 South Hanley Road, St. Louis, Missouri 63144, Attention: Chairman of the Board.

                             Very truly yours,

                             PURINA MILLS, INC.


                             By: /s/ August F. Ottinger
                                -----------------------
                                Name: August F. Ottinger
                                Title: Vice President, Secretary
                                and General Counsel

AGREED AND ACCEPTED:


/s/ David L. Abbott
-------------------
David L. Abbott

                             Exhibit A

                             Benefits

Koch Industries Employee Group Benefit Trust (Medical and Dental) Koch Industries, Inc. Primary Life Plan
Koch Industries, Inc. Voluntary Life Insurance Plan
Koch Industries, Inc. Dependent Life Insurance Plan
Koch Industries, Inc. Accidental Death & Dismemberment Plan
Koch Industries, Inc. Short Term Disability Plan
Koch Industries, Inc. Long Term Disability Plan
Koch Industries, Inc. Section 125 Plan
Koch Industries, Inc. Health Care Reimbursement Account Plan
Koch Industries, Inc. Dependent Care Reimbursement Account Plan Koch Industries, Inc. Supplemental Executive Retirement Plan
Koch Industries Employees' Pension Plan
Koch Industries Employees' Savings Plan

                            Guidelines

Compensation:
Koch's compensation philosophy is to reward employees based their contribution to Koch's long-term profitability in forms of compensation that achieve the greatest degree of motivation for each individual. Based on the foregoing philosophy, Executive is eligible to participate in several forms of compensation currently available to Koch executives which compensation may be given in any of several forms including, but not limited to, base pay, performance/incentive pay, spot bonuses and/or shadow stock.

Sick Leave:
10 days sick leave accrued per year for each full time employee, with a maximum accumulation of 30 days.

Holidays:*
New Year's Day      Thanksgiving Day
Good Friday         Day after Thanksgiving
Memorial Day        Christmas Day
Independence Day    Day before or after Christmas
Labor Day           Floating Holiday (Company choice)
*Due to operational requirements, certain Koch divisions may have a holiday schedule which differs from the above.

Vacation:

        Years of Service   Weeks
        ----------------   -----
           1 - 4             2
           5 - 9             3
           10 - 19           4
           20 +              5

Tuition Reimbursement:
Approved by supervisor based on business need-- maximum 75% reimbursement if "B" or better, 50% if "C"